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EXHIBIT 10.12

                        Letter of intent

Between:  Fortune Resources Corporation
          6715- 3rd Avenue
          Delta, B.C. V4L IB2

And       First American Scientific Corp.
          1003-409 Granville St.
          Vancouver, B.C. V6C 1T2

Whereas

     FASC is the owner of proprietary technology and equipment that is used in the rocessing and extraction of metals from Ore and that FRC is the owner of five claims comprising 80 acres in Winnemucca, Nevada.

     FASC and FRC enter this letter that they agree to equally share costs of establishing a test facility on the Stormy claims and that they will equally share any revenues after costs from production of said property. FASC will supply existing equipment it owns.

     This letter will be replaced by a formal agreement reflecting the intent of this letter.

/s/ Tom Croft, President           /s/ Gary Burnie, President
Fortune Resources Corp.            First American Scientific Corp.

August 6, 1999